The Consent Solicitation is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended. The offer of the New Guarantee is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for Noteholders to enforce their rights and any claim they may have arising under the federal securities laws, since the New Guarantor is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. Noteholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

s-Hertogenbosch, The Netherlands, February 3, 2017

INNOGY FINANCE B.V. and INNOGY FINANCE II B.V.

ANNOUNCE IMPLEMENTATION OF
EXTRAORDINARY RESOLUTIONS

Reference is made to the Consent Solicitation Memorandum dated November 15, 2016 published by innogy Finance B.V. and innogy Finance II B.V. (the Consent Solicitation Memorandum) and the Votes Without Meeting (Abstimmungen ohne Versammlung) held from 0.00 (CET) on December 7, 2016 until 23.59 (CET) on December 12, 2016.

Terms defined in the Consent Solicitation Memorandum have the same meaning when used in this announcement. The Consent Solicitation Memorandum is available at the Federal Gazette (Bundesanzeiger) and on the Solicitation Website at https://www.innogy.com/web/cms/de/3265808/ueber-innogy/investor-relations/anleihen/bond-restructuring.

On January 31, 2017 the Extraordinary Resolutions passed at the Votes Without Meeting in relation to the following Notes have been implemented:

2018 Notes (ISIN: XS0172851650)

2019 Notes (ISIN: XS0399647675)

April 2021 Notes (ISIN: XS0127992336)

August 2021 Notes (ISIN: XS0412842857)

2022 Notes (ISIN: XS0437307464)

2023 Notes (ISIN: XS0170732738)

2024 Notes (ISIN: XS0982019126)

2030 Notes (ISIN: XS0147048762)

2033 Notes (ISIN: XS0162513211)

2034 Notes (ISIN: XS0735770637)

2039 Notes (ISIN: XS0437306904)

Upon implementation of the Extraordinary Resolutions, the change of guarantor has become effective and RWE Aktiengesellschaft has been replaced by innogy SE as guarantor of the Notes. Consolidated versions of the Conditions of the Notes are available on the Solicitation Website.

In relation to the 2020 Notes (ISIN: XS0878010718), the change of guarantor will only become effective upon implementation of the Extraordinary Resolution passed at the adjourned Noteholder Meeting held on January 11, 2017 in Amsterdam, The Netherlands. That Extraordinary Resolution will be implemented upon the expiration of the contestation period under the German Act on Debt Securities and the absence of any outstanding contestation proceeding with respect to that Extraordinary Resolution at such time, or if a contestation claim has been filed by a Noteholder, after the settlement of the contestation claim. innogy Finance B.V. will make a further announcement at such time.

GENERAL

This notice must be read in conjunction with the Consent Solicitation Memorandum. Noteholders are advised to read the Consent Solicitation Memorandum carefully for full details of the Consent Solicitations. None of the Issuers, the Existing Guarantor, the New Guarantor, the Solicitation Agents, the Tabulation and Voting Agent, the Scrutineer or any of their respective directors, officers, employees or affiliates makes any representation or recommendation whatsoever regarding the Consent Solicitations. If any Noteholder has any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its legal adviser, intermediary, accountant or other independent adviser.

The Issuers have appointed Citigroup Global Markets Limited and The Royal Bank of Scotland plc (trading as NatWest Markets) as Solicitation Agents, Lucid Issuer Services Limited as Tabulation and Voting Agent and notary Dr. Christiane Mühe as Scrutineer in connection with the Consent Solicitations.

Questions and requests for assistance or information in connection with the Consent Solicitations may be directed to the Solicitation Agents and the Tabulation and Voting Agent.

SOLICITATION AGENTS

Citigroup Global Markets Limited

Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom

For information by telephone: +44 20 7986 8969
Attention: Liability Management Group
Email: liabilitymanagement.europe@citi.com

The Royal Bank of Scotland plc
(trading as NatWest Markets)

250 Bishopsgate
London EC2M 4AA
United Kingdom

For information by telephone: +44 20 7085 6124
Attention: Liability Management
Email: liabilitymanagement@rbs.com

TABULATION AND VOTING AGENT	SCRUTINEER

Lucid Issuer Services Limited
Tankerton Works
12 Argyle Walk
London WC1H 8HA
United Kingdom

For information by telephone: +44 20 7704 0880
Attention: Paul Kamminga / Arlind Bytyqi
Email: innogy@lucid-is.com
Notarin Dr. Christiane Mühe Gerns & Partner An der Welle 3 60322 Frankfurt am Main Germany For information by telephone: +49 69 7171 990 Email: christiane.muehe@gerns.eu